August 11, 2005

Kiwa Bio-Tech Products Group Corporation
415 W. Foothill Blvd Suite 206
Claremont, CA 91711-2766

Gentlemen:

We have acted as counsel to Kiwa Bio-Tech Products Group Corporation (the “Company”) in connection with its Registration Statement on Form SB-2, as may be amended and supplemented from time to time, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed resale by the selling stockholders named in the prospectus made part of the Registration Statement of up to 48,805,784 shares of the Company’s common stock, $.001 par value, 2,846,646 of which are currently outstanding (the "Outstanding Shares"), 40,204,868 of which are issuable upon conversion of certain of the Company’s convertible notes (the “Conversion Shares”), and 5,754,270 of which are issuable upon the exercise of certain of the Company’s warrants as set forth in the Registration Statement (the “Warrant Shares”).

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that (i) the Outstanding Shares, (ii) the Conversion Shares, when issued and delivered in accordance with the terms of the applicable convertible notes, will be legally issued, fully paid and non-assessable, and (iii) the Warrant Shares, when issued, delivered and paid for in accordance with the applicable warrants, will be legally issued, fully paid and nonassessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and elsewhere in the Registration Statement and related prospectus of the Company, including documents incorporated by reference.

Very truly yours,
/s/ Preston Gates & Ellis